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                                                                    EXHIBIT 23.3

[Letterhead of Ernst & Young Accountants]


CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption 'Experts' in the Registration Statement (Form F-3) and related Prospectus of AEGON N.V. for the registration of its common shares, senior or subordinated debt securities, including debt securities convertible or exchangeable into its common shares, guarantees, warrants, purchase contracts and units for sale with a total initial offering price of up to US $5,000,000,000 and to the incorporation by reference therein of our report dated March 5, 2003, with respect to the consolidated financial statements and schedules of AEGON N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


The Hague, June 24, 2003


Ernst & Young Accountants

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